Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL’s Kentucky subsidiaries receive constructive regulatory order approving substantial portion of generation investment plan

•Approvals include retirement of 600 MW of aging coal generation and additions of one approximately 640-MW combined cycle natural gas plant and more than 1,000 MW of solar and energy storage by 2027.
•PPL reaffirms capital outlook; continues to expect approximately $12 billion in infrastructure improvements across its utilities from 2023 to 2026.
•Company also reaffirms projected annual earnings per share and dividend growth of 6% to 8% through at least 2026.

ALLENTOWN, Pa. (Nov. 7, 2023) – On November 6, PPL Corporation (NYSE: PPL) subsidiaries Louisville Gas and Electric Company (LG&E) and Kentucky Utilities Company (KU) received regulatory approval to retire 600 megawatts (MW) of aging coal generation and more than 50 MWs of aging peaking units by 2027 and replace them with an affordable, reliable and cleaner energy mix.
In its unanimous decision, the Kentucky Public Service Commission (KPSC) authorized LG&E and KU to build one approximately 640 MW combined-cycle natural gas plant at its Mill Creek facility, add 240 MW of company-owned solar, secure power purchase agreements for nearly 650 MW of additional solar, construct 125 MW of battery storage, and implement more than a dozen new energy efficiency programs. The KPSC also approved Allowance for Funds Used During Construction (AFUDC) treatment for all authorized construction projects.
Meanwhile, the KPSC deferred the retirement of Ghent Unit 2 and Brown Unit 3, two of four aging coal units that LG&E and KU sought to retire due to uncertainty around pending environmental regulations. In connection with these deferred retirements, the KPSC also denied the companies’ request to build a second combined-cycle gas plant at this time, finding that construction of a second unit should be deferred to provide for an in-service date in 2030, rather than 2028 as the companies had proposed. Retirements of Ghent Unit 2 and Brown Unit 3, as well as construction of a second combined-cycle gas plant, would require future KPSC approval.
“We appreciate the KPSC’s comprehensive review of our generation replacement plan,” said PPL President and Chief Executive Officer Vincent Sorgi. “While the KPSC did not approve our entire request, which we believe offered the best and least-cost approach for our customers, the decision will ensure we can continue to reliably meet our customers’ future energy needs, further diversify our Kentucky generation, advance a cleaner energy mix and support the state’s continued growth and economic development.”
PPL said the level of expected investment is materially consistent with the originally proposed generation replacement plan, which projected $2.1 billion of investment overall, including $1.6 billion through 2026. Expected investment includes additional costs related to the construction of the approved combined-cycle natural gas plant and investments needed to continue to safely operate and maintain Ghent Unit 2 and Brown Unit 3 and comply with environmental regulations.

Following yesterday’s decision, PPL today reaffirmed its capital investment outlook and continues to expect approximately $12 billion in infrastructure improvements from 2023 through 2026 across its regulated operations.
PPL today also reaffirmed its growth outlook of 6% to 8% earnings and dividend growth a year through at least 2026.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

Statements contained in this news release, including statements with respect to capital plans, forecast and growth targets, future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Any such forward-looking statements should be considered in conjunction with factors and other matters discussed in PPL Corporation's most recently filed Annual Report on Form 10-K and other reports on file with the Securities and Exchange Commission.

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